EXHIBIT 10.72

(ABOVE SPACE FOR RECORDER'S USE)

RECORDING REQUESTED BY AND             Maturity Date: November 7, 2024
WHEN RECORDED MAIL TO:                Intangible Taxes Due: $12,900.00
CHAMBLISS, BAHNER & STOPHEL, P.C.
LIBERTY TOWER
605 CHESTNUT STREET, SUITE 1700
CHATTANOOGA, TENNESSEE 37450
ATTENTION: RACHEL EDWARDS

State of Georgia

County of Bartow

DEED TO SECURE DEBT, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING

by

TDG OPERATIONS, LLC,
a Georgia limited liability company,
as Grantor,

to and in favor of

First Tennessee Bank National Association,
a national banking association,
as Grantee

Grantor's Control Number is 0320957.

DEED TO SECURE DEBT, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING

This Deed to Secure Debt, Assignment of Rents and Leases, Security Agreement and Fixture Filing (the "Deed to Secure Debt") is made effective as of the 7th day of November, 2014, by TDG OPERATIONS, LLC, a Georgia limited liability company (herein referred to as "Grantor") whose address is 2208 South Hamilton Street, Dalton, Georgia 30721, to and for the benefit of First Tennessee Bank National Association, a national banking association (together with its successors and assigns, "Grantee" or "Beneficiary"), whose address is 701 Market Street, Chattanooga, Tennessee 37402.
Preliminary Statements
Grantor and Grantee have entered into a Term Loan Agreement (as from time to time amended or replaced the "Loan Agreement") of even date herewith pursuant to which Grantee has agreed to loan to Grantor up to Four Million Dollars ($4,000,000) (the "Loan"). As a condition precedent to making the Loan, Grantee has required that Grantor execute and deliver this Deed to Secure Debt, to Grantee.
Agreements
Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Grantor, and in order to induce Grantee to make the Loan to Grantor, Grantor agrees as follows:
Article I
Definitions.
As used in this Deed to Secure Debt, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement, the terms of which are incorporated herein by reference. In addition, the following additional terms shall have the meanings specified:
"Additions" means any and all alterations, additions, accessions and improvements to property, substitutions therefor, and renewals and replacements thereof.
"Casualty" means any act or occurrence of any kind or nature that results in damage, loss or destruction to the Property.
"Claim" means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including fees, costs and expenses of attorneys, consultants, contractors and experts.
"Condemnation" means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.
"Condemnation Awards" means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.
"Deed to Secure Debt" means this Deed to Secure Debt, Assignment of Rents and Leases, Security Agreement and Fixture Filing, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

"Default" means an event or circumstance which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.
"Encumbrance" means any Lien, easement, right of way, roadway (public or private), condominium regime, cooperative housing regime, condition, covenant or restriction (including any condition, covenant or restriction imposed in connection with any condominium development or cooperative housing development), Lease or other matter of any nature that would affect title to the Property.
"Event of Default" has the meaning assigned to that phrase in Section VI below.
"Expenses" means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time by Grantee in connection with the Loan, including without limitation, in exercising or enforcing any rights, powers and remedies provided in this Deed to Secure Debt or any of the other Loan Documents, including reasonable attorneys' fees.
"Fixtures" means all fixtures now or hereafter attached to the Improvements and required for the normal operation thereof (such as HVAC systems, electrical systems, plumbing systems, etc.), exclusive of trade fixtures and equipment which may be attached to the Improvements but are not required for the normal operation thereof.
"Grantee" means First Tennessee Bank National Association and its successors and assigns.
"Improvements" means any and all buildings, improvements and Fixtures, now or hereafter erected or located on the Land.
"Indemnity Agreement" means the Environmental Indemnity Agreement of even date herewith by and between Grantor and Grantee pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.
"Insurance Proceeds" means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.
"Intercreditor Agreement" means any written agreement now or hereafter entered between Grantee and any other creditor of Grantor setting forth the respective rights of Grantee and such other creditor relative to liens on collateral located on the Real Property.
"Interest Rate Swap" means any agreement, whether or not in writing, relating to any rate swap, forward rate transaction, commodity swap, equity index swap or option, interest rate option, cap or collar transaction, or any other similar transaction, including, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into by Grantor (or its affiliate), in connection with a Loan or any other Obligations, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time and all whether now or hereafter existing.
"Land" means the real property described in Exhibit A attached hereto and made a part hereof.
"Law" means collectively all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction.
"Leases" means all leases and subleases (oral or written) now or hereafter affecting any part of the Property.

"Lien" means any mortgage, deed to secure debt, pledge, security interest, assignment, judgment, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.
"Loan Documents" means the Loan Agreement, the Note, any Interest Rate Swap, and the Security Documents (as defined in the Loan Agreement), as same may be amended, modified, restated or replaced, and any other document, instrument or agreement executed at any time, whether now or hereafter existing, in connection with any Obligation.
"Net Proceeds", when used with respect to any Condemnation Awards or Insurance Proceeds, means the gross proceeds from any Condemnation or Casualty remaining after payment of all expenses, including attorneys' fees, incurred in the collection of such gross proceeds.
"Notes" means: (i) the Term Note in the principal amount of Four Million Dollars ($4,000,000) dated the date hereof payable by Grantor to Grantee; (ii) all other promissory notes, instruments and documents now or hereafter evidencing any loans, advances, or other extensions of credit now or hereafter existing from Grantee to Grantor; and (iii) all amendments, modifications or replacements of any of the foregoing. Unless sooner due and payable as provided in accordance with the terms of the Note, the latest maturity date currently set forth in a Note is November 7, 2024.
"Notice" means a notice, request, consent, demand or other communication given in accordance with the provisions of the Loan Agreement.
"Obligations" means all of the following: (a) all present and future debts, obligations and liabilities of Grantor to Grantee arising pursuant to, on account of, or which are otherwise evidenced by the provisions of this Deed to Secure Debt, the Loan Agreement, any Note, and/or or any of the other Loan Documents as the same may from time to time be amended or replaced, including the obligation to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Notes; (b) all debts, liabilities and obligations of Grantor to pay all Expenses, indemnification payments, fees and other amounts due at any time under this Deed to Secure Debt or any of the other Loan Documents, together with interest thereon as herein or therein provided; (c) all debts, liabilities and obligations of Grantor under any Interest Rate Swap; (d) all debts, liabilities and obligations of Grantor to perform, observe and comply with all of the other terms, covenants and conditions, expressed or implied, which Grantor is required to perform, observe or comply with pursuant to this Deed to Secure Debt or any of the other Loan Documents; (e) all debts, liabilities and obligations of Grantor to pay and perform all future advances (regardless of class) and other obligations that Grantor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Grantee; and (f) all renewals, amendments, extensions, modifications and replacements of any of the foregoing.
"Permitted Encumbrances" means (a) any matters set forth in any policy of title insurance issued to Grantee and insuring Grantee's interest in the Property which are acceptable to Grantee as of the date hereof, (b) the Liens and interests of this Deed to Secure Debt, and (c) any liens on trade fixtures and equipment securing the Master Line of Credit Agreement (as defined in the Loan Agreement).
"Personalty" means (a) all sewer and water taps, appurtenant water stock or water rights, allocations and agreements for utilities, bonds, letters of credit, permits, certificates, licenses, guaranties, warranties, causes of action, security deposits, utility deposits, and all rebates or refunds of fees, Taxes, assessments, charges or deposits paid to any Governmental Authority related to the Real Property or in any way related to the operation thereof whether now or hereafter existing; (b) all of Grantor's rights and interests under all Interest Rate Swap, including all rights to the payment of money from Grantee under any Interest Rate Swap and all accounts, deposit accounts and general intangibles, including payment intangibles, described in any Interest Rate Swap; (c) all insurance policies held by Grantor with respect to the Property or Grantor's operation thereof; (d) all deposits and similar items (such as water, phone service and electricity deposits) relating to the operation of the Premises whether now or hereafter existing; and (e) all Proceeds of the foregoing.
"Proceeds" when used with respect to any of the Property, means all proceeds of such Property, including all Insurance Proceeds and all other proceeds within the meaning of that term as defined in the Uniform Commercial Code of the State.
"Property" means the Real Property and the Personalty and all other rights, interests and benefits of every kind and character which Grantor now has or hereafter acquires in, to or for the benefit of the Real Property and/or the Personalty, including all Leases, all Rents, all Condemnation Awards, all Proceeds.
"Property Assessments" means all Taxes, payments in lieu of taxes, water rents, sewer rents, assessments, condominium and owner's association assessments and charges, maintenance charges and other governmental or municipal or public or private dues, charges and levies and any Liens (including federal tax liens) which are or may be levied, imposed or assessed upon the Property or any part thereof, or upon any Leases or any Rents, whether levied directly or indirectly or as excise taxes, as income taxes, or otherwise.
"Real Property" means the Land and Improvements, together with (a) all estates, title interests, title reversion rights, remainders, increases, issues, profits, rights of way or uses, additions, accretions, servitudes, strips, gaps, gores, liberties, privileges, water rights, water courses, alleys, passages, ways, vaults, licenses, tenements, hereditaments, appurtenances, easements, rights-of-way, rights of ingress or egress, parking rights, timber, crops, mineral interests and other rights, now or hereafter owned by Grantor and belonging or appertaining to the Land or Improvements; (b) all Claims whatsoever of Grantor with respect to the Land or Improvements, either in law or in equity, in possession or in expectancy; (c) all estate, right, title and interest of Grantor in and to all streets, roads and public places, opened or proposed, now or hereafter adjoining or appertaining to the Land or Improvements; and (d) all options to purchase the Land or Improvements, or any portion thereof or interest therein, and any greater estate in the Land or Improvements, and all Additions to and Proceeds of the foregoing.
"Rents" means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property, or arising from the use or enjoyment of the Property, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Real Property.
"State" means the state of Georgia.
"Taxes" means all taxes and assessments, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any community facilities or other private district on the Property.
"Transfer" means any direct or indirect sale, assignment, conveyance or transfer, including any contract or agreement to sell, assign, convey, lease or transfer, whether made voluntarily or by operation of Law or otherwise, and whether made with or without consideration.
Article II
Granting Clauses; Condition of Grant.

Section 2.1    Conveyances and Security Interests.
In order to secure the prompt payment and performance of the Obligations, Grantor (a) hereby irrevocably and unconditionally, grants, bargains, sells, conveys, transfers and assigns to Grantee with power of sale and right of entry and possession, all estate, right, title and interest that Grantor now has or may later acquire in and to the Real Property; (b) grants to Grantee a security interest in the Personalty; and (c) assigns to Grantee, and grants to Grantee a security interest in, all Condemnation Awards and all Insurance Proceeds,

to have and to hold to the use, benefit and behoof of Grantee forever, in fee simple, subject to the terms, provisions and conditions herein.
All Persons who may have or acquire an interest in all or any part of the Property will be deemed to have notice of, and will be bound by, the terms of the Obligations and each other agreement or instrument made or entered into in connection with each of the Obligations. Such terms include any provisions in the Notes, the Loan Agreement or any Swap Contract which provide that the interest rate on one or more of the Obligations may vary from time to time. The definition of "Obligations" includes future advances. This Deed to Secure Debt is a deed and security agreement passing legal title pursuant to the laws of the State of Georgia governing loan or security deeds and security agreements and is not a mortgage.
Section 2.2    Assignment of Leases and Rents.
In consideration of the making and continuing of the Loan by Grantee to Grantor, the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor absolutely and unconditionally assigns the Leases and Rents to Grantee. This assignment is, and is intended to be, an unconditional, absolute and present assignment from Grantor to Grantee of all of Grantor's right, title and interest in and to the Leases and the Rents and not an assignment in the nature of a pledge of the Leases and Rents or the mere grant of a security interest therein. So long as no Default shall exist, however, and so long as Grantor is not in default in the performance of any obligation, covenant or agreement contained in the Leases, Grantor shall have a license (which license shall terminate automatically and without notice upon the occurrence of a Default or a default by Grantor under the Leases) to collect, but not prior to accrual, all Rents. Grantor agrees to collect and hold all Rents in trust for Grantee and to use the Rents for the payment of the cost of operating and maintaining the Property and for the payment of the other Obligations before using the Rents for any other purpose. The assignment of Lease and Rents contained herein shall not constitute Grantee's consent to any Lease, any such Lease entered into without Grantee's prior written consent constituting a Transfer for purposes of Section 5.2 of this Deed to Secure Debt.
Section 2.3     Security Agreement, Fixture Filing and Financing Statement.

This Deed to Secure Debt creates a security interest in the Personalty and Fixtures, and, to the extent the Personalty or Fixtures are not real property, this Deed to Secure Debt constitutes a security agreement from Grantor to Grantee under the Uniform Commercial Code of the State. In addition to all of its other rights under this Deed to Secure Debt and otherwise, Grantee shall have all of the rights of a secured party under the Uniform Commercial Code of the State, as in effect from time to time, or under the Uniform Commercial Code in force from time to time in any other state to the extent the same is applicable Law. To confirm that intent, and to further secure the Obligations, Grantor grants Grantee a security interest in the Personalty and Fixtures. This Deed to Secured Debt shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the property and is to be filed for record in the real estate records of each county where any part of the Property (including such fixtures) is situated. This Deed to Secured Debt shall also be effective as a financing statement with respect to any other Property as to which a security interest may be perfected by the filing of a financing statement and may be filed as such in any appropriate filing or recording office. The respective mailing addresses of Grantor and Grantee are set forth in the opening paragraph of this Deed to Secured Debt. A carbon, photographic or other reproduction of this Deed to Secured Debt or any other financing statement relating to this Deed to Secured Debt shall be sufficient as financing statement for any of the purposes referred to in this Section. Grantor hereby irrevocably authorizes Grantee at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by applicable Law, reasonably required by Grantee to establish or maintain the validity, perfection and priority of the security interests granted in this Deed to Secure Debt.

Section 2.4    Satisfaction and Cancellation of Deed to Secure Debt and Termination of Assignments and Financing Statements.
If and when Grantor has paid and performed all of the Obligations, and no further advances are to be made under the Loan Agreement or any other document, Grantee will provide a satisfaction and cancellation of this Deed to Secure Debt and termination statements for filed financing statements, if any, to Grantor. Grantor shall be responsible for the recordation of such cancellation and satisfaction and the payment of any recording and filing costs. Upon the recording of such cancellation and satisfaction and the filing of such termination statements, the absolute assignments set forth in Section 2.2 shall automatically terminate and become null and void.
Article III
Representations and Warranties.
Grantor makes the following representations and warranties to Grantee:
Section 3.1    Title to Real Property.
Grantor (a) owns fee simple title to the Real Property, (b) owns all of the beneficial and equitable interest in and to the Real Property, and (c) is lawfully seized and possessed of the Real Property. Grantor has the right and authority to convey the Real Property and does hereby convey the Real Property, in fee simple forever with general warranty. The Real Property is subject to no Encumbrances other than the Permitted Encumbrances.
Section 3.2     Title to Other Property.
Grantor has good title to the Personalty, and the Personalty is not subject to any Encumbrance other than the Permitted Encumbrances. None of the Leases or Rents are subject to any Encumbrance other than the Permitted Encumbrances.
Section 3.3    Property Assessments.
The Real Property is assessed for purposes of Property Assessments as a separate and distinct parcel from any other property, such that the Real Property shall never become subject to the Lien of any Property Assessments levied or assessed against any property other than the Real Property.
Section 3.4    Independence of the Real Property.
The Real Property has been properly subdivided from all other property in accordance with the requirements of any applicable Governmental Authorities.
Section 3.5    Leases and Tenants.
There are no Leases of the Property.
Article IV
Affirmative Covenants.

Section 4.1    Obligations.
Grantor agrees to promptly pay and perform all of the Obligations, time being of the essence in each case.
Section 4.2     Property Assessments; Documentary Taxes.
Grantor (a) will promptly pay in full and discharge all Property Assessments, and (b) will furnish to Grantee, upon demand, the receipted bills for such Property Assessments prior to the day upon which the same shall become delinquent.

Section 4.3    Permitted Contests.
Grantor shall not be required to pay any of the Property Assessments, or to comply with any Law, so long as Grantor shall in good faith, and at its cost and expense, contest the amount or validity thereof, or take other appropriate action with respect thereto, in good faith and in an appropriate manner or by appropriate proceedings; provided that (a) such proceedings operate to stay the collection of the Property Assessments or enforcement of the Law so contested, (b) there will be no sale, forfeiture or loss of the Property during the contest, (c) Grantee is not subjected to any Claim as a result of such contest, and (d) Grantor provides assurances satisfactory to Grantee (including the establishment of an appropriate reserve account with Grantee if not bonded) of its ability to pay such Property Assessments or comply with such Law in the event Grantor is unsuccessful in its contest. Each such contest shall be promptly prosecuted to final conclusion or settlement, and Grantor shall indemnify and save Grantee harmless against all Claims in connection therewith. Promptly after the settlement or conclusion of such contest or action, Grantor shall comply with such Law and/or pay and discharge the amounts which shall be levied, assessed or imposed or determined to be payable, together with all penalties, fines, interests, costs and expenses in connection therewith.
Section 4.4     Compliance with Laws.
Grantor will comply with and not violate, and cause to be complied with and not violated, all present and future Laws applicable to the Property and its use and operation.
Section 4.5    Maintenance and Repair of the Property.
Grantor, at Grantor's sole expense, will (a) keep and maintain the Improvements in good condition, working order and repair, and (b) make all necessary or appropriate repairs and Additions to Improvements, so that each part of the Improvements shall at all times be in good condition for the respective purposes for which they were originally intended.
Section 4.6    Additions to Security.
All right, title and interest of Grantor in and to all Improvements and Additions hereafter constructed or placed on the Property shall, without any further deed to secure debt, conveyance, assignment or other act by Grantor, become subject to the Lien and security title of this Deed to Secure Debt as fully and completely, and with the same effect, as though now owned by Grantor and specifically described in the granting clauses hereof. Grantor agrees, however, to execute and deliver to Grantee such further documents as may be required by the terms of the Loan Agreement and the other Loan Documents.
Section 4.7    Subrogation.
To the extent permitted by Law, Grantee shall be subrogated, notwithstanding its release of record, to any Lien now or hereafter existing on the Property to the extent that such Lien is paid or discharged by Grantee whether or not from the proceeds of the Loan. This Section shall not be deemed or construed, however, to obligate Grantee to pay or discharge any Lien.
Section 4.8    Insurance.
Grantor shall maintain, at its sole cost and expense, insurance, as required by Grantee, to include, without limitation:
(a)"All Risk" insurance against casualty to the Property, including, but not limited to, fire, lightning, windstorm, hail, explosion, and riot. Such insurance shall name Grantee as mortgagee and loss payee in accordance with Grantee's insurance requirements. Unless otherwise agreed in writing by Grantee, such insurance shall be for the full insurable value of the Property, and in a form otherwise satisfactory to Grantee.
(b)Comprehensive general liability insurance on an "occurrence" basis against claims for "personal injury" liability and liability for death, bodily injury and damage to property, in limits satisfactory to Grantee with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Grantee as an additional insured.
(c)Workers' compensation insurance for all employees of Grantor as required by Law.
(d)During any period of construction upon the Property, if any, Grantor shall maintain, or cause others to maintain, builder's risk insurance (non-reporting form) for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Property.
(e)If at any time any portion of any structure on the Property is insurable against casualty by flood and is located in a Special Flood Hazard Area, as determined by Grantee, a flood insurance policy in form and amount acceptable to Grantee, as required by applicable Law.
(f)Loss of rental value insurance or business interruption insurance as required by Grantee.
(g)Such other and further insurance as may be reasonably required from time to time by Grantee.
Grantor acknowledges receiving Grantee's insurance requirements. Each policy of insurance shall meet Grantee's insurance requirements and be otherwise acceptable to Grantee.
Section 4.9    Adjustment of Condemnation and Insurance Claims.
Grantor shall give prompt Notice to Grantee of any Casualty or any Condemnation or threatened Condemnation. Grantee is authorized, at its option, to commence, appear in and prosecute, in its own or Grantor's name, any proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any claim in connection therewith, or to permit Grantor to do so. In such case, Grantee shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom any or all of its Costs. If any Condemnation Awards or Insurance Proceeds are paid to Grantor, Grantor shall receive the same in trust for Grantee. Within ten (10) days after Grantor's receipt of any Condemnation Awards or Insurance Proceeds, Grantor shall deliver such awards or proceeds to Grantee in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Grantee. Grantor agrees to execute and deliver from time to time, upon the request of Grantee, such further instruments or documents as may be requested by Grantee to confirm the grant and assignment to Grantee of any Condemnation Awards or Insurance Proceeds.
If no Default exists, Grantee will permit Net Proceeds for the restoration of the Property if: (i) in the reasonable judgment of Grantee, there has been no material adverse change in the financial viability of the construction or operation of the Improvements, (ii) in the reasonable judgment of Grantee, the Net Proceeds, together with other funds deposited with Grantee for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by Grantee, (iii) the restoration can be completed prior to the final maturity of the Notes and other Obligations and prior to the date required by any Lease, (iv) Grantee is provided an appraisal and other information necessary in the reasonable judgment of Grantee to reflect that the appraised value of the Improvements and other Property after such restoration shall not have been reduced from the fair value prior to the loss, and (v) Grantor satisfies such other conditions reasonably required by Grantee for the use of such proceeds including the satisfaction of conditions typically required by Grantee in making commercial construction loans. Otherwise, Net Proceeds shall be utilized for payment of the Obligations. If Net Proceeds are to be utilized for the restoration of the Property, the Net Proceeds, together with any other funds deposited with Grantee for that purpose, shall be deposited in an interest-bearing account with Grantee, which account will be assigned to Grantee as additional security for the Loan and other Obligations. The account will be opened, managed and controlled in a manner consistent with, and subject to, the provisions of the Loan Agreement. Disbursements of funds from the account will be made in a manner consistent with the manner typically used by Grantee in disbursing commercial construction loans including the requirements (at Grantor's expense) of inspections of construction and certifications by contractors and architects.

Section 4.10    Deposits.
Following the occurrence of a Default, Grantor shall, upon demand by Grantee, pay to Grantee monthly, on the same date payments are due under the Note, a sum (herein "Funds") equal to one-twelfth of the yearly Property Assessments which may attain priority over this Deed to Secured Debt and premiums for insurance, all as reasonably estimated initially and from time to time by Grantee on the basis of assessments and bills and reasonable estimates thereof.
The Funds shall be held by Grantee in an interest-bearing account, and Grantee shall apply the Funds to pay said Property Assessments and insurance costs, as and when they shall be due and payable. The Funds are pledged as additional security for the sums secured by this Deed of Trust. If the amount of the Funds held by Grantee shall not be sufficient to pay Property Assessments and insurance costs, when due, Grantor shall pay to Grantee any amount necessary to make up the deficiency within fifteen (15) days from the date notice is mailed by Grantee to Grantor requesting payment thereof. Upon payment in full of all Obligations, all Funds then held by Grantee shall be returned to Grantor.

Article V
Negative Covenants.

Section 5.1     Encumbrances.
Grantor will not permit any of the Property to become subject to any Encumbrance other than the Permitted Encumbrances. Within thirty (30) days after the filing of any mechanic's lien or other Lien or Encumbrance against the Property, Grantor will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as Grantee's security has been protected by the filing of a bond or otherwise in a manner satisfactory to Grantee in its sole and absolute discretion, Grantor shall have the right to contest in good faith any Claim, Lien or Encumbrance, provided that Grantor does so diligently and without prejudice to Grantee or delay in completing construction of the Improvements. Grantor shall give Grantee Notice of any default under any Lien and Notice of any foreclosure or threat of foreclosure with respect to any of the Property.
Section 5.2    Transfer of the Property.
Grantor will not Transfer, or contract to Transfer, all or any part of the Property or any legal or beneficial interest therein without the prior written consent of Grantee. The Transfer of any ownership interest in Grantor (whether in one or more transactions during the term of this Deed of Secured Debt) shall be deemed to be a prohibited Transfer of the Property.
Section 5.3    Removal, Demolition or Alteration of Fixtures and Improvements.
Except to the extent permitted by the following sentence, no Improvements shall be removed, demolished or materially altered without the prior written consent of Grantee. Grantor may remove and dispose of, free from the Lien and security title of this Deed to Secure Debt, such Fixtures as from time to time become worn out or obsolete, provided that, either (a) at the time of, or prior to, such removal, any such Fixtures are replaced with other Fixtures which are free from Liens other than Permitted Encumbrances and have a value at least equal to that of the replaced Fixtures (and by such removal and replacement Grantor shall be deemed to have subjected such Fixtures to the Lien of this Deed to Secure Debt), or (b) so long as a prepayment may be made without the imposition of any premium pursuant to the Note, such Fixtures are sold at fair market value for cash and the net cash proceeds received from such disposition are paid over promptly to Grantee to be applied to the prepayment of the Obligations in such manner as Grantee should elect in its sole discretion.

Section 5.4    Additional Improvements.
Grantor will not construct any Improvements costing more than $250,000, other than those presently on the Land and those described in the Loan Agreement, without the prior written consent of Grantee. Grantor will complete and pay for, within a reasonable time, any Improvements which Grantor is permitted to construct on the Land. Grantor will construct and erect any permitted Improvements (a) strictly in accordance with all applicable Laws and any private restrictive covenants, (b) entirely on lots or parcels of the Land, (c) so as not to encroach upon any easement or right of way or upon the land of others, and (d) wholly within any building restriction and setback lines applicable to the Land.
Section 5.5    Restrictive Covenants, Zoning, etc.
Without the prior written consent of Grantee, Grantor will not initiate, join in, or consent to any change in, any restrictive covenant, easement, zoning ordinance, or other public or private restrictions limiting or defining the uses which may be made of the Property. Grantor (a) will promptly perform and observe, and cause to be performed and observed, all of the material terms and conditions of all agreements affecting the Property, and (b) will do or cause to be done all things necessary to preserve intact and unimpaired any and all easements, appurtenances and other interests and rights in favor of, or constituting any portion of, the Property.
Article VI
Events of Default.
The occurrence or happening, from time to time, of a Default under the Loan Agreement shall constitute an "Event of Default" for purposes of this Deed to Secured Debt. All relevant notice and cure periods provided in the Loan Agreement are applicable in determining whether an Event of Default exists for purposes of this Deed to Secure Debt.
Article VII
Rights and Remedies.
Upon the happening of any Event of Default, Grantee shall have the right, in addition to any other rights or remedies available to Grantee under any of the Loan Documents or applicable Law, to exercise any one or more of the following rights, powers or remedies:
Section 7.1    Acceleration.
Grantee may accelerate all Obligations under the Loan Documents whereupon such Obligations shall become immediately due and payable, without notice of default, notice of acceleration or intention to accelerate, presentment or demand for payment, protest, notice of protest, notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Grantor).
Section 7.2    Foreclosure; Power of Sale.
Subject to the provisions of any Intercreditor Agreement, Grantee may sell and dispose of the Property at public auction, at the usual place for conducting sales at the courthouse in the county where the Property or any part thereof may be, to the highest bidder for cash, first advertising the time, terms and place of such sale by publishing a notice thereof once a week for four consecutive weeks (without regard to the actual number of days) in a newspaper in which sheriff's advertisements are published in said county, all other notice being hereby waived by Grantor, or in such other manner as is then permitted for such sales; and Grantee may thereupon execute and deliver to the purchaser at said sale a sufficient conveyance of the Property in fee simple, which conveyance may contain recitals as to the happening of the default upon which the execution of the power of sale, herein granted, depends, the said recitals shall be presumptive evidence that all preliminary acts prerequisite to said sale and deed were in all things duly complied with; and Grantor hereby constitutes and appoints Grantee or its assigns agent and attorney-in-fact to make such recitals, sale and conveyance, and all of the acts of such attorney-in-fact are hereby ratified, and Grantor agrees that such recitals shall be binding and conclusive (absent manifest error) upon Grantor and that the conveyance to be made by Grantee, or its assigns, (and in the event of a deed in lieu of foreclosure, then as to such conveyance) shall be effectual to bar all right, title and interest, equity of redemption, including all statutory redemption, homestead, dower, curtesy and all other exemptions of Grantor, or its successors in interest, in and to the Property; at the election of Grantee, the Property, or any part thereof, may be sold in one parcel and as an entirety, or in such parcels, manner or order as Grantee in its sole discretion may elect, and one or more exercises of the powers herein granted shall not extinguish or exhaust the power unless the entire Property is sold or the Obligations satisfied in full, and Grantee, or its assigns, shall collect the proceeds of such sale, applying such proceeds as provided in Section 7.8 (in the event of deficiency, Grantor shall immediately on demand from Grantee pay over to Grantee, or its nominee, such deficiency); and Grantor agrees that in case of a sale, as herein provided, Grantor or any person in possession under Grantor shall then become and be tenants holding over, and shall forthwith deliver possession to the purchaser at such sale, or be summarily dispossessed in accordance with the provisions of law applicable to tenants holding over; the power and agency hereby granted are coupled with an interest and are irrevocable by death or otherwise, and are in addition to any and all other remedies which Grantee may have at law or in equity.
Section 7.3     Judicial Action.
Grantee shall have the right from time to time to sue Grantor for any sums (whether interest, damages for failure to pay principal or any installments thereof, taxes, or any other sums required to be paid under the terms of this Deed to Secure Debt, as the same become due), without regard to whether or not any of the other Obligations shall be due, and without prejudice to the right of Grantee thereafter to enforce any appropriate remedy against Grantor, including an action of foreclosure or an action for specific performance, for a Default or Default existing at the time such earlier action was commenced.
Section 7.4    Collection of Rents.
Upon the occurrence of an Event of Default, the license granted to Grantor to collect the Rents shall be automatically and immediately revoked, without further notice to or demand upon Grantor. Grantee may, but shall not be obligated to, perform any or all obligations of the landlord under any or all of the Leases, and Grantee may, but shall not be obligated to, exercise and enforce any or all of Grantor's rights under the Leases. Without limitation to the generality of the foregoing, Grantee may notify the tenants under the Leases that all Rents are to be paid to Grantee, and following such notice all Rents shall be paid directly to Grantee and not to Grantor or any other Person other than as directed by Grantee, it being understood that a demand by Grantee on any tenant under the Leases for the payment of Rent shall be sufficient to warrant payment by such tenant of Rent to Grantee without the necessity of further consent by Grantor. Grantor hereby irrevocably authorizes and directs the tenants under the Lease to pay all Rents to Grantee instead of to Grantor, upon receipt of written notice from Grantee, without the necessity of any inquiry of Grantor and without the necessity of determining the existence or non-existence of a Default. Grantor hereby appoints Grantee as Grantor's attorney-in-fact with full power of substitution, which appointment shall take effect upon the occurrence of a Default and is coupled with an interest and is irrevocable prior to the full and final payment and performance of the Obligations, in Grantor's name or in Grantee's name: (a) to endorse all checks and other instruments received in payment of Rents and to deposit the same in any account selected by Grantee; (b) to give receipts and releases in relation thereto; (c) to institute, prosecute and/or settle actions for the recovery of Rents; (d) to modify the terms of any Leases including terms relating to the Rents payable thereunder; (e) to cancel any Leases; (f) to enter into new Leases; and (g) to do all other acts and things with respect to the Leases and Rents which Grantee may deem necessary or desirable to protect the security for the Obligations. Any Rents received shall be applied first to pay all Expenses and next in reduction of the other Obligations. Grantor shall pay, on demand, to Grantee, the amount of any deficiency between (i) the

Rents received by Grantee, and (ii) all Expenses incurred together with interest thereon as provided in the Loan Agreement and the other Loan Documents.
Section 7.5    Taking Possession or Control of the Property; Appointment of Receiver.
As a matter of right without regard to the adequacy of the security, or the solvency of any Person liable for the Obligations, and to the extent permitted by Law without notice to Grantor, Grantee shall be entitled, upon application to a court of competent jurisdiction, to the immediate appointment of a receiver for all or any part of the Property and the Rents, whether such receivership may be incidental to a proposed sale of the Property or otherwise, and Grantor hereby consents to the appointment of such a receiver and agrees that such receiver shall have all of the rights and powers granted to Grantee pursuant to Section 7.4. In addition, to the extent permitted by Law, and with or without the appointment of a receiver, or an application therefor, Grantee may (a) enter upon, and take possession of (and Grantor shall surrender actual possession of), the Property or any part thereof, without notice to Grantor and without bringing any legal action or proceeding, or, if necessary by force, legal proceedings, ejectment or otherwise, and (b) remove and exclude Grantor and its agents and employees therefrom.
Section 7.6    Management of the Property.
Upon obtaining possession of the Property or upon the appointment of a receiver as described in Section 7.5, Grantee or the receiver, as the case may be, may, at its sole option, (a) make all necessary or proper repairs to or upon the Property, (b) operate, maintain, control, make secure and preserve the Property, and (c) complete the construction of any unfinished Improvements on the Property and, in connection therewith, continue any and all outstanding contracts for the erection and completion of such Improvements and make and enter into any further contracts which may be necessary, either in their or its own name or in the name of Grantor (the costs of completing such Improvements shall be Expenses secured by this Deed to Secure Debt and shall accrue interest as provided in the Loan Agreement and the other Loan Documents). Grantee or such receiver shall be under no liability for, or by reason of, any such taking of possession, entry, holding, removal, maintaining, operation or management, except for gross negligence or willful misconduct. The exercise of the remedies provided in this Section shall not cure or waive any Default, and the enforcement of such remedies, once commenced, shall continue for so long as Grantee shall elect, notwithstanding the fact that the exercise of such remedies may have, for a time, cured the original Default.
Section 7.7    Uniform Commercial Code.
Subject to the provisions of any Intercreditor Agreement Grantee may proceed under the Uniform Commercial Code as to all or any part of the Personalty, and in conjunction therewith may exercise all of the rights, remedies and powers of a secured creditor under the Uniform Commercial Code. Upon the occurrence of any Default, Grantor shall assemble all of the Fixtures and make the same available within the Improvements. Any notification required by the Uniform Commercial Code shall be deemed reasonably and properly given if sent in accordance with the Notice provisions of this Deed to Secure Debt at least ten (10) days before any sale or other disposition of the Personalty. Disposition of the Personalty shall be deemed commercially reasonable if made pursuant to a public sale advertised at least twice in a newspaper of general circulation in the community where the Property is located. It shall be deemed commercially reasonable for the Grantee to dispose of the Personalty without giving any warranties as to the Personalty and specifically disclaiming all disposition warranties. Alternatively, Grantee may choose to dispose of some or all of the Property, in any combination consisting of both Personalty and Real Property, in accordance with the Law and procedures applicable to real property, as permitted by Article 9 of the Uniform Commercial Code. Grantor agrees that such a sale of Personalty together with Real Property constitutes a commercially reasonable sale of the Personalty.

Section 7.8    Application of Proceeds.
Unless otherwise provided by applicable Law, all proceeds from the sale of the Property or any part thereof pursuant to the rights and remedies set forth in this Article VII and any other proceeds received by Grantee from the exercise of any of its other rights and remedies hereunder or under the other Loan Documents shall be applied first to pay all Expenses and next in reduction of the other Obligations, in such manner and order as Grantee may elect.
Section 7.9    Other Remedies.
Grantee shall have the right from time to time to protect, exercise and enforce any legal or equitable remedy against Grantor provided under the Loan Documents or by applicable Laws.
Article VIII
Miscellaneous.

Section 8.1    Rights, Powers and Remedies Cumulative.
Each right, power and remedy of Grantee, as provided for in this Deed to Secure Debt, or in any of the other Loan Documents or now or hereafter existing by Law, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Deed to Secure Debt, or in any of the other Loan Documents or now or hereafter existing by Law, and the exercise or beginning of the exercise by Grantee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Grantee of any or all such other rights, powers or remedies.
Section 8.2    No Waiver by Grantee.
No course of dealing or conduct by or among Grantee and Grantor shall be effective to amend, modify or change any provisions of this Deed to Secure Debt or the other Loan Documents. No failure or delay by Grantee to insist upon the strict performance of any term, covenant or agreement of this Deed to Secure Debt or of any of the other Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, covenant or agreement or of any such breach, or preclude Grantee from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, Grantee shall not be deemed to waive the right either to require prompt payment when due of all other Obligations, or to declare a Default for failure to make prompt payment of any such other Obligations. Neither Grantor nor any other Person now or hereafter obligated for the payment of the whole or any part of the Obligations shall be relieved of such liability by reason of (a) the failure of Grantee to comply with any request of Grantor or of any other Person to take action to foreclose this Deed to Secure Debt or otherwise enforce any of the provisions of this Deed to Secure Debt, or (b) any agreement or stipulation between any subsequent owner or owners of the Property and Grantee, or (c) Grantee's extending the time of payment or modifying the terms of this Deed to Secure Debt or any of the other Loan Documents without first having obtained the consent of Grantor or such other Person. Regardless of consideration, and without the necessity for any notice to or consent by the holder of any subordinate Lien on the Property, Grantee may release any Person at any time liable for any of the Obligations or any part of the security for the Obligations and may extend the time of payment or otherwise modify the terms of this Deed to Secure Debt or any of the other Loan Documents without in any way impairing or affecting the Lien and security title of this Deed to Secure Debt or the priority of this Deed to Secure Debt over any subordinate Lien. The holder of any subordinate Lien shall have no right to terminate any Lease regardless of whether or not such Lease is subordinate to this Deed to Secure Debt. Grantee may resort to the security or collateral described in this Deed to Secure Debt or any of the other Loan Documents in such order and manner as Grantee may elect in its sole discretion.

Section 8.3    Waivers and Agreements Regarding Remedies.
To the full extent Grantor may do so, Grantor hereby:
(a)agrees that it will not at any time plead, claim or take advantage of any Laws now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and waives and releases all rights of redemption, valuation, appraisement, stay of execution, reinstatement (including without limitation all rights under Official Code of Georgia Annotated Section 44-14-85), extension and notice of election to accelerate the Obligations;

(b)waives all rights to a marshalling of the assets of Grantor, including the Property, or to a sale in the inverse order of alienation in the event of a foreclosure of the Property, and agrees not to assert any right under any Law pertaining to the marshalling of assets, the sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Grantee under the terms of this Deed to Secure Debt to a sale of the Property without any prior or different resort for collection, or the right of Grantee to the payment of the Obligations out of the proceeds of sale of the Property in preference to every other claimant whatsoever;

(c)waives any right to bring or utilize any defense, counterclaim or setoff, other than one which denies the existence or sufficiency of the facts upon which any foreclosure action is grounded. If any defense, counterclaim or setoff, other than one permitted by the preceding clause, is timely raised in a foreclosure action, such defense, counterclaim or setoff shall be dismissed. If such defense, counterclaim or setoff is based on a Claim which could be tried in an action for money damages, such Claim may be brought in a separate action which shall not thereafter be consolidated with the foreclosure action. The bringing of such separate action for money damages shall not be deemed to afford any grounds for staying the foreclosure action; and

(d)waives and relinquishes any and all rights and remedies which Grantor may have or be able to assert by reason of the provisions of any Laws pertaining to the rights and remedies of sureties.

Section 8.4    Successors and Assigns.
All of the grants, covenants, terms, provisions and conditions of this Deed to Secure Debt shall run with the Land and shall apply to and bind the successors and assigns of Grantor (including any permitted subsequent owner of the Property), and inure to the benefit of Grantee, its successors and assigns and to the successors in trust of Grantee.
Section 8.5    No Warranty by Grantee.
By inspecting the Property or by accepting or approving anything required to be observed, performed or fulfilled by Grantor or to be given to Grantee pursuant to this Deed to Secure Debt or any of the other Loan Documents, Grantee shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Grantee.
Section 8.6    Amendments.
This Deed to Secure Debt may not be modified or amended except by an agreement in writing, signed by the party against whom enforcement of the change is sought.
Section 8.7    Severability.
In the event any one or more of the provisions of this Deed to Secure Debt or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of the Loan Documents operates or would prospectively operate to invalidate this Deed to Secure Debt or any of the other Loan Documents, then and in either of those events, at the option of Grantee, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.
Section 8.8    Notices.
All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise required by applicable law or otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if given in accordance with the provisions of the Loan Agreement.
Section 8.9    Rules of Construction.
The words "hereof," "herein," "hereunder," "hereto," and other words of similar import refer to this Deed to Secure Debt in its entirety. The terms "agree" and "agreements" mean and include "covenant" and "covenants." The words "include" and "including" shall be interpreted as if followed by the words "without limitation." The headings of this Deed to Secure Debt are for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, Improvements, Personalty, Real Property or Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles or Sections are to the respective Articles or Sections contained in this Deed to Secure Debt unless expressly indicated otherwise. Any term used or defined in the Uniform Commercial Code of the State, as in effect from time to time, which is not defined in this Deed to Secure Debt shall have the meaning ascribed to that term in the Uniform Commercial Code of the State. If a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term shall have the meaning specified in Article 9.
Section 8.10    Governing Law.
This Deed to Secure Debt shall be construed, governed and enforced in accordance with the Laws in effect from time to time in the State.
Section 8.11    Entire Agreement.
The Loan Documents constitute the entire understanding and agreement between Grantor and Grantee with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Grantor and Grantee with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Grantee to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.
Section 8.12     Waiver of Notice for Immediate Writ of Possession. Grantor hereby acknowledges that the Obligations arise out of a "commercial transaction" as that term is defined in the O.C.G.A. Sec. 44-14-260 (1) concerning foreclosure of mortgages on personalty, and agrees that if a default has occurred and is continuing, Grantee shall have the right to an immediate writ of possession without notice of hearing, and Grantor hereby knowingly and intelligently waives any and all rights it may have to any notice and posting of a bond prior to seizure by grantee, its transferees, assigns or successors in interest of the Property or any portion thereof. The foregoing is intended by Grantor as a "waiver" as that term is defined in the O.C.G.A. Sec. 44-14-260 (3) relating to foreclosures of liens on personalty.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Grantor executed this Deed to Secure Debt effective as of the date first above written, and this Deed to Secure Debt shall constitute and have the effect of a sealed instrument according to law.

GRANTOR:

TDG OPERATIONS, LLC

By: /s/ Jon A. Faulkner (SEAL)
Name: Jon A. Faulkner
Title: President

Signed, sealed and delivered on
November 7, 2014, in the presence of:

/s/ Lisa Sampley
Unofficial Witness

/s/ Peggy A. Bigham
Notary Public

My Commission Expires:

September 18, 2018
[NOTARIAL SEAL]

EXHIBIT A
TO DEED OF SECURED DEBT

Exhibit A to Deed to Secure Debt executed effective as of November 7, 2014, by TDG OPERATIONS, LLC as "Grantor" for the benefit of First Tennessee Bank National Association as "Grantee".
Land
LEGAL DESCRIPTION
All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Adairsville, County of Bartow, State of Georgia.
All that tract or parcel of land lying and being in The City of Adairsville in Land Lot 199 of the 15th District and 3rd Section of Barlow County, Georgia containing 17.480 acres and being more particularly described as follows:
To find the Point of Beginning, commence at the intersection of the North right-of-way of Martin Luther King, Jr., Drive formerly Mitchell Road (50' R/W) with the line dividing Land Lots 199 and 222 of said district;
THENCE South 86 degrees 49 minutes 48 seconds West for a distance of 80.09 feet along the North right-of-way of Martin Luther King, Jr., Drive to a point;
THENCE North 87 degrees 21 minutes 11 seconds West for a distance of 150.01 feet along said North right-of-way to a point;
THENCE North 87 degrees 21 minutes 11 seconds West for a distance of 174.90 feet along said North right-of-way to an iron pin found at the intersection of said North right-of-way with the West right-of-way of Princeton Boulevard (100' R/W) and THE POINT OF BEGINNING.
THENCE from The Point of Beginning thus established run North 87 degrees 25 minutes 38 seconds West for a distance of 291.24 feet along the North right-of-way of Martin Luther King, Jr., Drive to a point;
THENCE North 86 degrees 44 minutes 00 seconds West for a distance of 227.19 feet along said North right-of-way to a point;
THENCE North 87 degrees 22 minutes 40 seconds West for a distance of 150.02 feet along said North right-of-way to a point;
THENCE North 88 degrees 18 minutes 17 seconds West for a distance of 181.10 feet along said North right-of-way to a point;
THENCE North 87 degrees 42 minutes 10 seconds West for a distance of 340.44 feet along said North right-of-way to an iron pin found;
THENCE North 00 degrees 48 minutes 25 seconds East for a distance of 730.96 feet leaving said North right-of-way to an iron pin found;

THENCE South 66 degrees 20 minutes 25 seconds East for a distance of 585.15 feet to an iron pin placed;
THENCE North 51 degrees 57 minutes 18 seconds East for a distance of 465.70 feet to an iron pin placed on the West right-of-way of Princeton Boulevard;
THENCE South 38 degrees 49 minutes 08 seconds East for a distance of 246.85 feet along the West right-of-way of Princeton Boulevard to an iron pin found;
THENCE along a curve to the right having a radius of 556.7 feet and an arc length of 380.73 feet, being subtended by a chord of South 19 degrees 13 minutes 20 seconds East for a distance of 373.36 feet along said West right-of-way to an iron pin found;
THENCE South 00 degrees 22 minutes 07 seconds West for a distance of 290.10 feet along said right-of-way to an iron pin found at the intersection of said West right-of-way with the North right-of-way of Martin Luther King, Jr., Drive and THE POINT OF BEGINNING.